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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' REPORT AND CONSENT

The Board of Directors
H&E Equipment Services L.L.C.:


The audit referred to in our report on the consolidated financial statements of H&E Equipment Services L.L.C. (the "Company", formerly Gulf Wide Industries, L.L.C.) dated April 12, 2002, included the related financial statement schedule as of December 31, 2001, and for the year then ended, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Our report dated April 12, 2002 contains an explanatory paragraph that states that the Company's credit agreement expires in August, 2002. This has raised substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

New Orleans, Louisiana
September 12, 2002